SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


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         Date of Report (Date of earliest event reported): July 28, 2000








                        CNL HOSPITALITY PROPERTIES, INC.
               (Exact Name of Registrant as Specified in Charter)

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              Florida                            333-67787                         59-3396369
   (State or other jurisdiction          (Commission File Number)                 (IRS Employer
         of incorporation)                                                     Identification No.)


                      450 South Orange Avenue                                  32801
                         Orlando, Florida                                   (Zip Code)
             (Address of principal executive offices)


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       Registrant's telephone number, including area code: (407) 650-1000


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Item 2.       Acquisition or Disposition of Assets.

         SpringHill Suites by Marriott located in Gaithersburg, Maryland. On July 28, 2000, the Company acquired a SpringHill Suites located in Gaithersburg, Maryland (the "Gaithersburg Property") for $15,214,600 from SpringHill SMC
Corporation. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in the Prospectus under the heading " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease requires minimum rent payments of $1,521,460 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to $468,142 has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant has established an FF&E Reserve. Deposits to the FF&E Reserve are made every four weeks as follows: 4% of gross receipts for the first lease year and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the hotel exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,521,460.

o The Gaithersburg Property is one of the Pooled Properties described above in "Palm Desert Portfolio."

         The estimated federal income tax basis of the depreciable portion of the Gaithersburg Property is approximately $12.8 million.

         The Gaithersburg Property, which opened in June 2000, is a SpringHill Suites by Marriott located in Gaithersburg, Maryland. The Gaithersburg Property includes 162 guest suites and approximately 500 square feet of meeting space. The property is located approximately 15 miles northwest of the nation's capital. Other lodging facilities located in proximity to the Gaithersburg Property include two Courtyard by Marriott properties and a Quality Suites.

         Residence Inn by Marriott located in Merrifield, Virginia. On July 28, 2000, the Company acquired a Residence Inn located in Merrifield, Virginia (the "Merrifield Property") for $18,816,000 from Residence Inn by Marriott, Inc. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in the Prospectus under the heading " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease requires minimum rent payments of $1,881,600 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to $578,954 has been retained by the Company as security for the tenant's obligations under the lease.



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o        The  tenant  has  established  an FF&E  Reserve.  Deposits  to the FF&E
         Reserve are made every four weeks as follows: 2% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the hotel exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,881,600.

o The Merrifield Property is one of the Pooled Properties described above in "Palm Desert Portfolio."

         The estimated federal income tax basis of the depreciable portion of the Merrifield Property is approximately $16.4 million.

         The Merrifield Property, which opened in June 2000, is a Residence Inn by Marriott located in Merrifield, Virginia. The Merrifield Property includes 159 guest suites, approximately 500 square feet of meeting space, an exercise room and SportCourt(R). The property is located in Fairfax County, which according to Hospitality Valuation Services (HVS) data, is one of the fastest-growing areas in the Washington, D.C. area. Located approximately 12 miles west/southwest of the nation's capital, the hotel is within driving distance of the legislative, judicial and executive branches of the United States government. Other lodging facilities located in proximity to the Merrifield Property include a Residence Inn by Marriott, a Homewood Suites and a Homestead Village.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                                            CNL HOSPITALITY PROPERTIES, INC.


Dated:  August 4, 2000                      By:       /s/ Robert A. Bourne
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                                                     ROBERT A. BOURNE, President